Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces

Estimate of Results for Second Quarter Ended June 30, 2012

in connection with Refinancing Discussions

MECHANICSBURG, PENNSYLVANIA — July 31, 2012 — In connection with initiating discussions with its senior lenders regarding an incremental extension of credit under its senior secured credit facility, Select Medical Holdings Corporation (“Select”) (NYSE: SEM), today announced an estimate of certain results for its second quarter ended June 30, 2012 in advance of the announcement of second quarter results, which is expected to occur after market close on August 7, 2012. Select expects its net operating revenue for the second quarter to be approximately $750 million. Select expects its net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries, and other income (expense), or Adjusted EBITDA, for the second quarter to be approximately $110 million. Select expects its income per common share for the second quarter to be approximately $0.31 on a fully diluted basis. As of June 30, 2012, Select expects approximately $21 million of cash and $1,354 million of long-term debt on its Balance Sheet, with no borrowings outstanding under its revolving credit facility. The above expectations regarding Select’s results for the second quarter are preliminary management estimates and projections based on currently available information, and are subject to change upon completion of Select’s quarter-end financial statement closing process.

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Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of June 30, 2012, Select Medical operated 111 long term acute care hospitals and 12 acute medical rehabilitation hospitals in 28 states and 956 outpatient rehabilitation clinics in 32 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).

Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                              additional changes in government reimbursement for our services, including changes that will result from the expiration of the moratorium for long term acute care hospitals established by the Medicare, Medicaid, and SCHIP Extension Act of 2007, the American Recovery and Reinvestment Act, and the Patient Protection and Affordable Care Act may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                              the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                              the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                              a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                              acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                              private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•                              the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                              shortages in qualified nurses or therapists could increase our operating costs significantly;

•                              competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                              the loss of key members of our management team could significantly disrupt our operations;

•                              the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                              other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors under the heading “Risk Factors” in our annual report on Form 10-K.

Investor inquiries:

Joel T. Veit

Vice President and Treasurer

717-972-1100

ir@selectmedicalcorp.com

SOURCE: Select Medical Holdings Corporation